Exhibit 99.1

Willbros Reports First Quarter 2016 Results

•	Total Liquidity at March 31, 2016 is $83.8 million

•	Term loan debt reduction of $3.1 million during Q1 2016

•	Improvement over Fourth Quarter 2015 in operating results before special items

•	Company to host conference call at 9:00 AM CT, May 3, 2016

HOUSTON, TX, May 2, 2016 — Willbros Group, Inc. (NYSE: WG) today announced financial and operating results for the first quarter of 2016. The Company reported a net loss of $15.2 million, or $(0.25) per diluted share, in the first quarter of 2016 on revenue of $199.0 million, compared to a net loss of $9.8 million, or $(0.20) per diluted share, in the first quarter of 2015 on revenue of $250.4 million. Net loss before special items was $9.2 million, or $(0.16) per diluted share, in the first quarter of 2016, compared to a net loss before special items in the first quarter of 2015 of $28.6 million, or $(0.57) per diluted share, and a $17.3 million net loss before special items, or $(0.28) per diluted share, in the fourth quarter of 2015.

An operating loss of $9.5 million in the first quarter of 2016 compares to a $21.3 million operating loss in the first quarter of 2015, an $11.8 million improvement. The Company’s first quarter of 2016 operating results include a $0.7 million loss related to a business that we have exited and $3.7 million of other charges primarily related to equipment and facility lease abandonment charges. Excluding these special items, the operating loss before special items was $5.1 million in the first quarter of 2016, which was a $1.8 million improvement from the Company’s operating loss before special items of $6.9 million in the fourth quarter of 2015. Adjusted EBITDA from continuing operations before special items for the first quarter of 2016 was $0.8 million, a $3.9 million improvement from Adjusted EBITDA from continuing operations before special items in the fourth quarter of 2015.

Michael J. Fournier, President and CEO, commented, “As we expected, our first quarter operating loss before special items showed a slight sequential improvement from the fourth quarter of 2015. Operating income before special items generated by our Utility T&D segment was partially offset by operating losses before special items in our Oil & Gas and Canada segments. The energy sector remains challenging as our customers balance their capital and maintenance spend versus liquidity concerns. Conversely, the utility transmission and distribution market remains strong. We continue to assess our revenue opportunities to appropriately adjust our cost structure. In addition, we remain focused on building backlog with our twelve month backlog up 6% whereas our total backlog at March 31, 2016 was down 5% from our year-end 2015 level.”

1 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

Included in this press release are certain non-GAAP financial measures, including revenue, operating income (loss), net income (loss) and Adjusted EBITDA from continuing operations before special items. A related reconciliation of each of these non-GAAP measures is included in the accompanying schedules.

Backlog

At March 31, 2016, Willbros reported total backlog of $783.3 million compared to $826.8 million at December 31, 2015. Twelve month backlog of $457.3 million at March 31, 2016 increased $25.1 million, or approximately 6%, from December 31, 2015 as both Oil & Gas and Utility T&D showed positive gains.

Segment Operating Results

Utility T&D before special items

Utility T&D reported revenue of approximately $97.3 million for the first quarter of 2016, virtually flat compared to the fourth quarter of 2015. For the first quarter of 2016, the Utility T&D segment reported operating income of $2.5 million compared to an operating loss of $1.5 million in the fourth quarter of 2015.

Oil & Gas before special items

For the first quarter of 2016, the Oil & Gas segment generated revenue of $58.7 million and an operating loss of $6.5 million, a $0.9 million increase in operating loss from the fourth quarter of 2015 when this segment generated $76.6 million in revenue. The revenue decline was primarily due to lower activity in our pipeline and northeast business units, with the corresponding margin loss contributing to the operating loss.

Canada before special items

Canada reported revenue of $42.5 million for the first quarter of 2016, virtually identical to the fourth quarter of 2015. For the first quarter of 2016, the Canada segment generated an operating loss of $1.0 million compared to operating income of $0.2 million in the fourth quarter of 2015. Operating loss in the first quarter of 2016 was impacted by lower gross contract margins in the fabrication business and a reduction in gains on equipment sales.

Liquidity and Debt

Total liquidity (defined as cash and cash equivalents plus revolver availability) was $83.8 million at March 31, 2016 including $51.7 million of cash and cash equivalents. There were no revolver borrowings at March 31, 2016 and currently there are none.

2 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

During the first quarter of 2016, the Company used proceeds from a small asset sale to make a $3.1 million term loan payment. At March 31, 2016, the principal amount due on this debt facility was $92.2 million.

Guidance

Van Welch, Willbros Chief Financial Officer, commented, “Both our Oil & Gas and Canadian businesses continue to face difficult challenges in this current market and visibility into the latter half of the year is not clear. Therefore, for 2016, we now expect annual revenue to range between $825 million to $900 million. Near term, we expect the second quarter of 2016 revenues and operating income before special items to improve over the first quarter of 2016. In conjunction with our lower revenue expectation, we have taken additional steps to reduce our indirect, equipment and SG&A costs by $9 - $10 million for the remainder of the year. We anticipate recording employee severance costs and equipment impairment charges totaling $2.0 million during the second quarter of 2016.”

Conference Call

In conjunction with this release, Willbros has scheduled a conference call, which will be broadcast live over the Internet, on Tuesday, May 3, 2016 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time).

What:	Willbros First Quarter 2016 Earnings Conference Call

When:	Tuesday, May 3, 2016 - 10:00 a.m. Eastern Time (9:00 a.m. Central Time)

How:	Live via phone - By dialing 877-404-9648 or 412-902-0030 a few minutes prior to the start time and asking for the Willbros’ call. Or live over the Internet by logging on to the web address below.

Where:	http://www.willbros.com. The webcast can be accessed from the investor relations home page.

For those who cannot listen to the live call, a replay will be available through May 10, 2016 and may be accessed by calling 877-660-6853 or 201-612-7415 using pass code 13636365#. Also, an archive of the webcast will be available shortly after the call on www.willbros.com.

Willbros is a specialty energy infrastructure contractor serving the oil and gas and power industries with offerings that primarily include construction, maintenance and facilities development services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could

3 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

cause actual results to differ materially from these statements, including unanticipated accounting or other issues regarding any material weaknesses in internal control over financial reporting; inability of the Company or its independent auditor to confirm relevant information or data; unanticipated issues that prevent or delay the Company’s independent auditor from completing its review of financial statements or that require additional efforts, procedures or review; the untimely filing of financial statements; pending and potential investigations and lawsuits; the identification of one or more issues that require restatement of one or more other prior period financial statements; ability to remain in compliance with, or obtain additional waivers or amendments under, the Company’s existing loan agreements; the existence of other material weaknesses in internal control over financial reporting; contract and billing disputes; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; the promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; development trends of the oil, gas, and power industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

SCHEDULES TO FOLLOW

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4 of 4 CONTACT: Stephen W. Breitigam VP Investor Relations Willbros 713-403-8172

WILLBROS GROUP, INC.

(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2016	2015
Income Statement
Contract revenue
Oil & Gas	$59,335	$76,440
Utility T&D	97,289	86,986
Canada	42,492	87,009
Eliminations	(86)	(81)

	199,030	250,354
Operating expenses
Oil & Gas	68,412	87,415
Utility T&D	96,085	91,846
Canada	44,080	88,524
Unallocated Corporate Costs	—	3,935
Eliminations	(86)	(81)

	208,491	271,639
Operating income (loss)
Oil & Gas	(9,077)	(10,975)
Utility T&D	1,204	(4,860)
Canada	(1,588)	(1,515)
Unallocated Corporate Costs	—	(3,935)

Operating loss	(9,461)	(21,285)
Non-operating expenses
Interest expense, net	(3,547)	(8,297)
Debt covenant suspension and extinguishment charges	(63)	(35,869)
Other, net	(60)	(97)

	(3,670)	(44,263)

Loss from continuing operations before income taxes	(13,131)	(65,548)
Provision (benefit) for income taxes	167	(20,604)

Loss from continuing operations	(13,298)	(44,944)
Income (loss) from discontinued operations net of provision for income taxes	(1,853)	35,120

Net loss	$(15,151)	$(9,824)

Basic income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.22)	$(0.90)
Discontinued operations	(0.03)	0.70

	$(0.25)	$(0.20)

Diluted income (loss) per share attributable to Company shareholders:
Continuing operations	$(0.22)	$(0.90)
Discontinued operations	(0.03)	0.70

	$(0.25)	$(0.20)

Cash Flow Data
Continuing operations
Cash provided by (used in)
Operating activities	$2,364	$34,672
Investing activities	(882)	84,875
Financing activities	(5,433)	(66,005)
Foreign exchange effects	587	(834)
Discontinued operations	(3,782)	(36,993)
Other Data (Continuing Operations)
Weighted average shares outstanding
Basic	60,756	49,819
Diluted	60,756	49,819
Adjusted EBITDA from continuing operations(1)	$96	$(9,980)
Purchases of property, plant and equipment	492	1,296
Reconciliation of Non-GAAP Financial Measure
Adjusted EBITDA from continuing operations (1)
Loss from continuing operations	$(13,298)	$(44,944)
Interest expense, net	3,547	8,297
Provision for income taxes	167	(20,604)
Depreciation and amortization	5,688	7,445
Debt covenant suspension and extinguishment charges	63	35,869
Stock based compensation	1,293	1,612
Restructuring and reorganization costs	3,352	283
Accounting and legal fees associated with the restatements	35	476
Loss on sale of subsidiary	123	—
(Gain) loss on disposal of property and equipment	(874)	1,586

Adjusted EBITDA from continuing operations(1)	$96	$(9,980)

	March 31, 2016	December 31, 2015
Balance Sheet Data
Cash and cash equivalents	$51,686	$58,832
Working capital	106,304	120,430
Total assets	431,372	441,577
Total debt	90,617	95,623
Stockholders’ equity	165,682	177,400
Backlog Data (2)
Total Backlog By Reporting Segment
Oil & Gas	$71,314	$48,810
Utility T&D	595,620	622,629
Canada	116,352	155,379

Total Backlog	$783,286	$826,818

Total Backlog By Geographic Area
United States	$666,934	$671,439
Canada	116,352	155,379

Total Backlog	$783,286	$826,818

12 Month Backlog by Reporting Segment
Oil & Gas	$69,514	$46,810
Utility T&D	296,278	274,610
Canada	91,503	110,797

12 Month Backlog	$457,295	$432,217

12 Month Backlog By Geographic Area
United States	$365,792	$321,420
Canada	91,503	110,797

12 Month Backlog	$457,295	$432,217

(1)	Adjusted EBITDA from continuing operations is defined as income (loss) from continuing operations before interest expense, income tax expense (benefit) and depreciation and amortization, adjusted for items broadly consisting of selected items which management does not consider representative of our ongoing operations and certain non-cash items of the Company. Management uses Adjusted EBITDA from continuing operations as a supplemental performance measure for comparing normalized operating results with corresponding historical periods and with the operational performance of other companies in our industry and for presentations made to analysts, investment banks and other members of the financial community who use this information in order to make investment decisions about us.

Adjusted EBITDA from continuing operations is not a financial measurement recognized under U.S. generally accepted accounting principles, or U.S. GAAP. When analyzing our operating performance, investors should use Adjusted EBITDA from continuing operations in addition to, and not as an alternative for, net income, operating income, or any other performance measure derived in accordance with U.S. GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. Because all companies do not use identical calculations, our presentation of Adjusted EBITDA from continuing operations may be different from similarly titled measures of other companies.

(2)	Backlog is anticipated contract revenue from uncompleted portions of existing contracts and contracts whose award is reasonably assured. Master Service Agreement (“MSA”) backlog is estimated for the remaining term of the contract. MSA backlog is determined based on historical trends inherent in the MSAs, factoring in seasonal demand and projecting customer needs based on ongoing communications. Backlog is not a term recognized under U.S. GAAP; however, it is a common measurement used in our industry.

Supplemental Schedule of Special Items

	Three Months Ended March 31, 2016
	(In thousands)
	Oil & Gas	Utility T&D	Canada	Unallocated Corporate Costs	Gain On Sale Of Subsidiary	Eliminations	Consolidated
Contract revenue before special items (1)
Contract revenue, as reported	$59,335	$97,289	$42,492	$—	$—	$(86)	$199,030
Contract revenue, exited subsidiaries (2)	(645)	—	—	—	—	—	(645)

Contract revenue before special items	$58,690	$97,289	$42,492	$—	$—	$(86)	$198,385

Operating income (loss) before special items (1)
Operating income (loss), as reported	$(9,077)	$1,204	$(1,588)	$—	$—	$—	$(9,461)
Operating loss, exited subsidiaries (2)	702	—	—	—	—	—	702
Other charges	1,828	1,294	566	—	—	—	3,688

Operating income (loss) before special items	$(6,547)	$2,498	$(1,022)	$—	$—	$—	$(5,071)

	Three Months Ended December 31, 2015
	(In thousands)
	Oil & Gas	Utility T&D	Canada	Unallocated Corporate Costs	Gain On Sale Of Subsidiary	Eliminations	Consolidated
Contract revenue before special items (1)
Contract revenue, as reported	$77,863	$97,282	$42,586	$—	$—	$(71)	$217,660
Contract revenue, exited subsidiaries (2)	(1,285)	(156)	—	—	—	—	(1,441)

Contract revenue before special items	$76,578	$97,126	$42,586	$—	$—	$(71)	$216,219

Operating income (loss) before special items (1)
Operating income (loss), as reported	$(12,895)	$(4,548)	$(791)	$—	$12,826	$—	$(5,408)
Operating loss, exited subsidiaries (2)	3,046	3	—	—	—	—	3,049
Other charges	4,166	3,079	1,024	—	—	—	8,269
Gain on sale of subsidiary	—	—	—	—	(12,826)	—	(12,826)

Operating income (loss) before special items	$(5,683)	$(1,466)	$233	$—	$—	$—	$(6,916)

	Three Months Ended March 31, 2015
	(In thousands)
	Oil & Gas	Utility T&D	Canada	Unallocated Corporate Costs	Gain On Sale Of Subsidiary	Eliminations	Consolidated
Contract revenue before special items (1)
Contract revenue, as reported	$76,440	$86,986	$87,009	$—	$—	$(81)	$250,354
Contract revenue, exited subsidiaries (2)	(35,128)	(2,842)	—	—	—	—	(37,970)

Contract revenue before special items	$41,312	$84,144	$87,009	$—	$—	$(81)	$212,384

Operating income (loss) before special items (1)
Operating income (loss), as reported	$(10,975)	$(4,860)	$(1,515)	$(3,935)	$—	$—	$(21,285)
Operating (income) loss, exited subsidiaries (2)	47	(132)	—	—	—	—	(85)
Other charges	829	692	692	797	—	—	3,010

Operating loss before special items	$(10,099)	$(4,300)	$(823)	$(3,138)	$—	$—	$(18,360)

	Q1 2016	Q4 2015	Q1 2015
Adjusted EBITDA from continuing operations before special items (1)
Adjusted EBITDA from continuing operations, as reported	$96	$(3,634)	$(9,980)
Adjusted EBITDA from continuing operations, exited subsidiaries (2)	684	518	(1,062)

Adjusted EBITDA from continuing operations before special items	$780	$(3,116)	$(11,042)

	Q1 2016	Q4 2015	Q1 2015
Income (loss) from continuing operations before special items (1)
Income (loss) from continuing operations, as reported	$(13,298)	$19,209	$(44,944)
(Income) loss from continuing operations, exited subsidiaries (2)	702	3,049	(85)
Other charges	3,688	8,269	3,010
Gain on sale of subsidiary	—	(12,826)	—
Debt covenant suspension and extinguishment charges	63	2,066	35,869
Interest expense, net	—	1,154	—
Benefit for income taxes (3)	—	(34,664)	(20,921)

Loss from continuing operations before special items	$(8,845)	$(13,743)	$(27,071)

	Q1 2016	Q4 2015	Q1 2015
Income (loss) from discontinued operations before special items (1)
Income (loss) from discontinued operations, as reported	$(1,853)	$58,183	$35,120
Other charges	—	—	940
(Gain) loss on sale of subsidiaries	1,545	(96,427)	(58,549)
Provision for income taxes (3)	—	34,664	20,921

Loss from discontinued operations before special items	$(308)	$(3,580)	$(1,568)

	Q1 2016	Q4 2015	Q1 2015
Net loss before special items (1)
Net income (loss), as reported	$(15,151)	$77,392	$(9,824)
(Income) loss from continuing operations, exited subsidiaries (2)	702	3,049	(85)
Other charges	3,688	8,269	3,950
(Gain) loss on sale of subsidiaries	1,545	(109,253)	(58,549)
Debt covenant suspension and extinguishment charges	63	2,066	35,869
Interest expense, net	—	1,154	—
Provision (benefit) for income taxes	—	—	—

Net loss, before special items	$(9,153)	$(17,323)	$(28,639)

	Q1 2016	Q4 2015	Q1 2015
Diluted loss per share attributable to Company shareholders before special items (1)
Diluted income (loss) per share attributable to Company shareholders, as reported	$(0.25)	$1.28	$(0.20)
(Income) loss from continuing operations, exited subsidiaries (2)	—	0.04	—
Other charges	0.06	0.14	0.09
(Gain) loss on sale of subsidiaries	0.03	(1.79)	(1.18)
Debt covenant suspension and extinguishment charges	0.00	0.03	0.72
Interest expense, net	—	0.02	—
Provision (benefit) for income taxes	—	—	—

Diluted loss per share attributable to Company shareholders before special items	$(0.16)	$(0.28)	$(0.57)

(1)	Contract revenue before special items, operating income (loss) before special items, Adjusted EBITDA from continuing operations before special items, Income (loss) from continuing operations before special items, Income (loss) from discontinued operations before special items, Net loss before special items and Diluted loss per share attributable to Company shareholders before special items are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other construction companies. In addition, management believes results excluding these items are more indicative of the future operating prospects for Willbros as a consolidated company in 2016.
(2)	Contract revenue, exited subsidiaries, operating income (loss), exited subsidiaries, Adjusted EBITDA from continuing operations, exited subsidiaries and (Income) loss from continuing operations, exited subsidiaries relate to the Company’s historical Downstream Oil & Gas (including Fabrication services sold in the first quarter of 2016), Regional Delivery and Bemis subsidiaries. They are non-GAAP financial measures that exclude special items that management believes affect the comparison of results for the periods presented. Management also believes results excluding these items are more comparable to estimates provided by securities analysts and therefore are useful in evaluating operational trends of the Company and its performance relative to other construction companies. In addition, management believes results excluding these items are more indicative of the future operating prospects for Willbros as a consolidated company in 2016.
(3)	The Company recorded a provision for income taxes on discontinued operations in connection with the 2015 gains on sale of the Professional Services segment and its historical subsidiaries. The provision for income taxes in discontinued operations was fully offset with a benefit for income taxes in continuing operations through the utilization of prior year net operating losses. The net effect on the Company’s consolidated financial results was $-0-.